EXHIBIT (a)(3)

LETTER OF TRANSMITTAL
TO TENDER FOR EXCHANGE OPTIONS TO PURCHASE SHARES OF
COMMON STOCK HAVING AN EXERCISE PRICE OF
$14.00 OR MORE FOR NEW OPTIONS
OF
KNIGHT TRADING GROUP, INC.
PURSUANT TO THE OFFER TO EXCHANGE
DATED DECEMBER 11, 2002

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 17, 2003, UNLESS THE OFFER IS EXTENDED.

REFER TO EXHIBIT A HERETO FOR A SUMMARY CHART OF YOUR EXISTING OPTIONS. IF YOU ARE TENDERING OPTIONS TO KNIGHT FOR EXCHANGE, YOU MUST USE SUCH CHART TO INDICATE WHICH OPTIONS YOU ARE TENDERING AND WAIVING YOUR RIGHTS WITH RESPECT TO.

COMPLETE THIS SECTION IF YOU WILL TENDER OPTIONS:

The undersigned hereby tenders to Knight Trading Group, Inc. (“Knight”), those certain options, as indicated on Exhibit A, to purchase shares of common stock of Knight having an exercise price of more than $14.00 per share in exchange for new options, pursuant to Knight’s offer to exchange such options upon the terms and subject to the conditions set forth in the Offer to Exchange, receipt of which is hereby acknowledged, and in this letter of transmittal, which together constitute the “offer.”

The undersigned hereby acknowledges that:

(a)    I have not received an option grant from Knight since June 1, 2002. I am not an executive officer or member of the board of directors of Knight.

(b)    The options I tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option.

(c)    The new options I will receive will be granted no earlier than the first business day that is at least six months and one day after the date Knight cancels the options accepted for exchange. These new options will be subject to the terms and conditions of a plan selected by the board of directors in its sole discretion (the “Selected Plan”) and the applicable option agreement. The new options will have substantially similar terms and conditions as those options exchanged, except for a shorter vesting period.

(d)    The new options will have a term of five years commencing on the date of grant of the new options. The new options will have a two year vesting schedule, with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, provided, in each case, I am then employed by Knight or its subsidiaries, and irrespective of whether my exchanged options were fully vested. The option agreement will set forth the consequences of termination of employment, which may include immediate forfeiture of the options.

(e)    The new options will have exercise prices per share equal to the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of the grant. The exercise prices of the new options may be higher or lower than the current price of the Knight’s common stock, and may be higher or lower than the exercise prices of the options I tender for exchange.

(f)    In the event that prior to the grant of new options my employment with Knight is terminated, either voluntarily or involuntarily, with or without cause, I will not receive any new options or other compensation in exchange for my tendered options that have been accepted for exchange.

(g)    In the event of a merger or a similar event, Knight’s obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. Knight cannot guarantee what, if any, provision would be made. As a result, Knight cannot guarantee that any new options would be granted by the acquiring company in the event of such an acquisition.

(h)    In the event of a divestiture or a similar event, employees of the divested subsidiary will not receive any new options or other compensation in exchange for their tendered options that have been accepted for exchange.

(i)    By participating in this Offer to Exchange, I will not be eligible to receive any additional option grants prior to the grant of new options pursuant to this Offer to Exchange.

Subject to, and effective upon, acceptance for exchange of and cancellation of the options tendered herewith in accordance with the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby waives any rights with respect to such options tendered hereby, sells, assigns and transfers to, or upon the order of, Knight all right, title and interest in and to all the options that are being tendered hereby and orders the cancellation of all such options.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender the options tendered hereby and that, when and to the extent the same are accepted for exchange by Knight, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. The undersigned will, upon request, execute and deliver any additional documents, including the option agreement, deemed by Knight to be necessary or desirable to complete the exchange of the options tendered hereby.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the offer, this tender is irrevocable.

The undersigned understands that all options properly tendered prior to the expiration date and not properly withdrawn will be canceled, upon the terms and subject to the conditions of the offer and that the undersigned waives any rights with respect to such exchanged options.

The undersigned recognizes that, under certain circumstances set forth in the offer to exchange, Knight may terminate or amend the offer or may postpone the acceptance for exchange of options tendered. In any such event, the undersigned understands that the options delivered herewith but not accepted for exchange will be returned to the undersigned at the address indicated below.

Name                                                                                                                     Date

Street Address

City, State, Zip Code

Witness                                                                                                                 Date

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED

EXHIBIT A

[NAME]:

In this chart, we have set forth those options eligible to be exchanged in this offer. Whether or not you decide to tender your options, you should complete Columns 7, 8 and 9 in this chart:

1	2	3	4	5	6	7	8	9
Stock Option Grants	Date of Stock Option Grant	Price of the Stock Option Grant	Expiration Date of Stock Options	Number of Vested Stock Options	Number of Non-Vested Stock Options and Vesting Schedule	Number of Vested Stock Options to be Exchanged	Number of Non-Vested Stock Options to be Exchanged	Number of Exchanged Stock Options (sum of Columns 7 and 8)
						**See below.

					a.
					b.
					c.
					d.

						TOTAL